Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474

Virco Announces Third Quarter Results

Torrance, California - December 7, 2012 - Virco Mfg. Corporation (NASDAQ: VIRC) today announced third quarter and year-to-date results in the following letter to stockholders from Robert A. Virtue, President and CEO:

For the three months ended October 31, 2012, traditionally the tail end of our summer delivery season, revenue increased 6.7% from $53,074,000 last year to $56,642,000 this year. For the nine months ended October 31, 2012, revenue increased from $140,147,000 last year to $140,702,000 this year.

Reflecting our lower cost structure following last year's voluntary staff reductions, net income improved even further. In this year's third quarter, net income was $2,908,000 compared to a loss of $3,299,000 last year. Through nine months, net income was $5,128,000 versus a loss of $5,967,000 last year.

Despite these encouraging operating results, our core market for public education furniture and equipment continues to face serious funding challenges. Incoming order rates are slightly lower this year than last year (down 2.6% through nine months) resulting in a lower backlog as we begin our slow winter season. However, this slight decline in the absolute size of our backlog has been offset by an increase in "flow" or "turns business" that is booked and shipped in the same quarter. Further, our agile domestic factories allow us to respond very quickly to short lead-time orders, even when they involve customization. For both of these reasons, actual shipments have consistently tracked at or above last year's levels while the backlog has lagged. And, as noted above, profitability on actual shipments has improved significantly.

Here are our results for the three and nine months ended October 31, 2012 and the comparable periods last year:

Virco Mfg. Corporation Condensed Consolidated Statements of Operations (In thousands, except share data) Unaudited

	Three Months Ended		Nine Months Ended
	10/31/2012	10/31/2011	10/31/2012	10/31/2011
Net sales	$56,642	$53,074	$140,702	$140,147
Cost of sales	37,324	37,033	91,550	97,446
Gross profit	19,318	16,041	49,152	42,701
Selling, general administrative & other expense	16,561	19,165	43,953	48,422
Income (Loss) before income taxes	2,757	(3,124)	5,199	(5,721)
Income tax (benefits) expense	(151)	175	71	246
Net income (loss)	$2,908	$(3,299)	$5,128	$(5,967)

Cash dividend declared	$—	$—	$—	$0.05

Net income (loss) per common share (a)
Net income (loss) per share - basic	$0.20	$(0.23)	$0.36	$(0.42)
Net income (loss) per share - diluted	0.20	(0.23)	0.35	(0.42)

Weighted average shares outstanding
Basic	14,441	14,285	14,369	14,241
Diluted	14,629	14,285	14,474	14,241

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

Virco Mfg. Corporation Condensed Consolidated Balance Sheets (In thousands)

	10/31/2012	1/31/2012	10/31/2011
	(Unaudited)	Audited	(Unaudited)
Current assets	$43,591	$45,808	$46,968
Non-current assets	46,432	48,417	48,726
Current liabilities	23,475	26,840	26,214
Non-current liabilities	30,053	36,489	27,712
Stockholders' equity	36,495	30,896	41,768

As previously discussed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 and in prior quarterly reports, last year we executed a restructuring based on voluntary early retirement. Approximately 150 employees accepted this offer and, combined with normal attrition, our headcount declined from 1,045 at February 1, 2011 to 825 at February 1, 2012. Subsequent to this, we made use of overtime and temporary workers to meet peak season demand. This approach contributed to our operating improvement in 2012.

Given the uncertainty that still surrounds our market, we recently took additional temporary measures to seasonalize our activities and expenses. Unlike last year's third quarter ended October 31, 2011, which included $3.9 million of expense related to voluntary retirement, this year's measures (shorter work weeks and additional days of plant furlough) generated no one-time expenses and will result instead in immediate savings between now and our fiscal year-end on January 31, 2013. We regularly evaluate all of our activities for contributions, process improvements, and possible additional cost controls.

Our efforts are not only limited to cost controls. We note with interest the renewed enthusiasm for what has been variously termed 'onshoring' or 'insourcing.' As a manufacturer who never left, we continue to seek innovative ways to add value for our customers through new product development, the use and control of safe, high-quality raw materials, and on-time delivery and installation. All of these activities are easier for us to manage with the shorter supply chain of our domestic factories and direct distribution model. As this trend strengthens, we believe it will favor our strategic decision to maintain and invest in our U.S. factories and employees. Furthermore, with our current low cost structure, we believe we're ideally positioned to profit from even modest improvements in demand as our market recovers.

Looking forward, we're encouraged by signs of economic stabilization, especially in the housing market. New home construction and community development have long been two of the best proxies for future school furniture and equipment demand. During the peak of this country's suburban expansion from the 1950s through the 1990s, new housing starts averaged about 1.5 million per year. In the depths of the recent recession that number dropped by two thirds, to about 500,000 starts per year. Now new housing starts are starting to inch back towards 1.0 million per year. If past patterns are any indication, this stabilization will eventually translate into new school construction and growth in our market.

We're especially encouraged by the broad financial support for public education reflected in the recent election. California's passage of a voluntary tax to support public education is consistent with less-heralded but similar decisions by taxpayers across the country. We saw a number of successful bond issues to support new school construction and/or refurbishments, especially those involving 21st Century Classrooms and technology upgrades. Many of our new products specifically support these initiatives. We continue to believe that progressive public education offers the best path forward for our country, and we're proud to participate by supplying quality, American-made classroom furniture and equipment.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; product sourcing; raw material costs; state and municipal bond funding; order rates; operating efficiencies; supply chains; the Company's domestic factories; new school construction and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; our ability to access cash under the credit facility; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2012, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing